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                                                                  EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of California Energy Company, Inc. on Form S-3 of the reports of Deloitte & Touche LLP dated February 3, 1995 (which reports express an unqualified opinion and include an explanatory paragraph referring to California Energy Company, Inc.'s adoption effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes), appearing in and incorporated by reference in the Annual Report on Form 10-K of California Energy Company, Inc. for the year ended December 31, 1994 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Omaha, Nebraska
July 13, 1995